Exhibit 10.11
FIRST AMENDMENT TO THE
BOB EVANS FARMS, INC.
SECOND AMENDED AND RESTATED
1992 NONQUALIFIED STOCK OPTION PLAN
     This First Amendment (this “Amendment”) to the Bob Evans Farms, Inc. Second Amended and Restated 1992 Nonqualified Stock Option Plan (the “Plan”) is effective as of November 18, 2008.
     WHEREAS, Bob Evans Farms, Inc. (the “Company”) previously adopted the Plan; and
     WHEREAS, pursuant to Section 7.1 of the Plan, the Company desires to amend the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 3.2 of the Plan is hereby deleted in its entirety and the following is substituted therefor:
     Adjustment in Shares. In the event of:
(a)	a merger or consolidation of the Company with another corporation as a result of which the Company is not the surviving corporation;

(b)	a transfer of all or substantially all of the assets of the Company to another corporation;

(c)	a recapitalization, reorganization or restructuring of the Company; or

(d)	a stock dividend payment, or a combination, split-up, or reclassification of, or substitution of other securities for, outstanding Common Shares,
The Committee shall take such action: (i) to provide that Participants to whom Stock Options were granted prior to the applicable event have rights in a proportionate number of Common Shares after the event as were covered by such outstanding Stock Options immediately prior to such event or to substitute property or other securities for Common Shares covered by any outstanding Stock Options at the time of the applicable event, and (ii) to adjust the aggregate number of Common Shares available under this Plan.
Any adjustment pursuant to this Section 3.2 in the number of Common Shares available under this Plan or in the number of Common Shares covered by existing Stock Options (both on an individual Stock Option basis and in the aggregate) shall be a whole number, and any fraction that may otherwise result as a result of the operation of this Section 3.2 shall be rounded to the nearest whole number.

Notwithstanding the foregoing, an adjustment to a Non-Grandfathered Stock Option pursuant to this Section 3.2 shall be made only to the extent such adjustment complies, to the extent applicable, with Code Section 409A.
2. Section 8.5 of the Plan is hereby deleted in its entirety and the following is substituted therefor:
Limitation of Payment. Notwithstanding any provision of this Plan to the contrary and subject to the terms of any change in control agreement between the Participant and the Company, no Common Shares shall be distributed under this Plan which, when aggregated with other payments made to the Participant, would result in an excess parachute payment for which the Company would not receive a Federal income tax deduction by reason of Code Section 280G. Any forfeiture pursuant to this Section 8.5 shall be made in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date set forth above.

BOB EVANS FARMS, INC.
/s/ Joe Eulberg
Printed Name: J. R. Eulberg
Its: Senior V.P. H.R.